Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	INVESTOR RELATIONS: Rachel Carroll VP Corporate Communications P: 212 920 3500*105 E: rcarroll@ener1.com	MEDIA RELATIONS Jon Coifman Waggener Edstrom Worldwide P: 212 907 6516 E: jcoifman@waggeneredstrom.com

Indiana Gov. Daniels Visits EnerDel Plant, Unveils Incentive
Package for Major Expansion in Lithium Ion Battery Facilities

CEO Hails Daniels’ Leadership & Support for New Manufacturing Jobs, Cites Growing Demand for
Advanced Automotive Power Solutions

Indianapolis, IN (August 21, 2008) – Indiana Governor Mitch Daniels today joined with the CEO and other officials from advanced lithium-ion battery developer EnerDel to announce a set of performance- based incentives associated with major expansion plans at the company’s Indianapolis manufacturing facilities. EnerDel leaders praised Daniels for his strong leadership in crafting a package designed to bring new jobs and enhanced competitiveness for the state’s high tech and automotive manufacturing base at a crucial time in a growing industry.

“Gov. Daniels knows that the future of the American economy depends on clean technology. Automakers are in a global race to deliver a new generation of hybrid and advanced electric vehicles that reduce or eliminate our dependence on the gas pump,” said Ulrik Grape, Chief Executive Officer of EnerDel. “He has made an outstanding effort to make sure that Indiana and its people play a key role in this new and growing market. We would not be standing here today without his firm commitment to the future.”

The Indiana Economic Development Corporation offered EnerDel up to $7.125 million in performance-based tax credits and up to $58,000 in training grants based on the company’s job creation plans. The cities of Indianapolis and Noblesville will consider property tax abatement at the request of the Indy Partnership. The company will also seek local incentive offers from Indiana communities for the third manufacturing location.

The developer of lithium-ion batteries for hybrid, plug-in electric and electric vehicles will expand its Indianapolis research and cell production center, build and equip a battery pack assembly center in nearby Noblesville, and locate a full-scale manufacturing operation at a still to be selected location in the Hoosier state. The company expects to create more than 850 new jobs across the state through 2012.

“Eight hundred fifty jobs of any kind is great news. When those jobs are in a technology of tomorrow, like electric cars, it offers the prospect of even bigger news to follow. Indiana has what it takes to lead this automotive revolution and today is step one,” said Gov. Daniels.

A subsidiary of Ener1, Inc., (AMEX: HEV), EnerDel currently operates a 92-person production facility on the northeast side of Indianapolis. The company recently received the prestigious R&D 100 award for excellence in its technology and uniquely innovative design. The award is shared by EnerDel and its partners at the Argonne National Laboratory. EnerDel is also an active participant in the United States Advanced Battery Consortium, which works closely with automakers, component companies and others to accelerate the commercial development of new battery technology.

Last week, Ener1 announced it had acquired 100 percent ownership of EnerDel from Delphi Automotive, which is undergoing extensive restructuring. Delphi had held a 19.5 percent stake in EnerDel. The new arrangement frees up EnerDel to seek new strategic partnerships with Tier 1 automotive manufacturers and equipment suppliers.

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About Ener1, Inc.:
Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid and electric vehicles. The publicly traded company (Amex: HEV - News) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indianapolis, which is building proprietary battery systems based on technology originally pioneered with the assistance of the Argonne National Lab.

Ener1 is seeking to become the first company to mass-produce a cost-competitive lithium-ion battery for hybrid and electric vehicles. Demand for battery solutions is being driven by a need to reduce dependence on oil as well as growing concern about vehicle emissions. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include medical, military, aerospace, electric utility and other growing markets.

EnerDel recently received the prestigious R&D 100 award for excellence in its technology and uniquely innovative design. The award is shared by EnerDel and its research partners at Argonne National Laboratory. EnerDel is an active member of the United States Advanced Battery Consortium, which works closely with automakers, component companies and others to accelerate the commercial development of new battery technology.

Major shareholders of Ener1 include Ener1 Group, Inc., a privately held, global investment and advisory firm, and ITOCHU Corporation, a Japanese trading company and distributor of manufacturing equipment essential to lithium-ion battery production. ITOCHU has annual revenue of approximately $90 billion and offices in more than 80 countries. Ener1 has also received funding from a growing number of institutional investors.

In addition to battery technology, Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

About EnerDel

EnerDel is a subsidiary of Ener1, Inc. (AMEX: HEV), which develops and manufactures compact, high performance lithium-ion (Li-ion) batteries to power the next generation of hybrid and electric vehicles.

EnerDel produces its batteries at its state-of-the-art facilities in Indianapolis, Indiana, and is expecting to be the first company to mass-produce a cost-competitive lithium-ion battery for hybrid and electric vehicles. In addition to the automobile market, applications for EnerDel lithium-ion battery technology include medical, military, aerospace, electric utility and other growing markets.

Ener1’s major shareholders are the Ener1 Group, Inc., a privately held, global investment and advisory firm, and ITOCHU Corporation, a Japanese trading company and distributor of manufacturing equipment essential to lithium-ion battery production.  ITOCHU has annual revenue of approximately $90 billion and offices in more than 80 countries. Ener1 also receives funding from a growing number of institutional investors.

Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.